Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dawson Geophysical Company:
     We consent to the incorporation by reference in the Registration Statements (Nos. 333-113576 and 333-146460) on Form S-8 and (No. 333-158330) on Form S-3 of Dawson Geophysical Company of our reports dated November 23, 2010, with respect to the balance sheets of Dawson Geophysical Company as of September 30, 2010 and 2009, and the related statements of operations, stockholders’ equity and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of September 30, 2010, which reports appear in the September 30, 2010 annual report on Form 10-K of Dawson Geophysical Company.
KPMG LLP
Dallas, Texas
November 23, 2010